Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Rocket Pharmaceuticals, Inc. on Form S-3 (No. 333-      ) to be filed on or about June 25, 2018 of our report dated March 7, 2018 on our audit of the financial statements of Rocket Pharmaceuticals, Ltd. as of December 31, 2017 and 2016 and for each of the years then ended, which report was included in Rocket Pharmaceuticals, Inc.’s Current Report on Form 8-K filed on March 7, 2018.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

EISNERAMPER LLP
New York, New York
June 25, 2018